Exhibit 99

                        AMERICAN WHITE CROSS, INC.
                      ANNOUNCES STRATEGIC DIVESTITURE

            DAYVILLE, CT., March 21, 1997 -- American White Cross, Inc. - DIP (AWCI) (Nasdaq: AWCIQ) today announced that it has signed a definitive agreement for the sale of its cotton products business to, and the assumption of certain liabilities by, Megas Beauty Care, a division of American Safety Razor, Inc. (Megas). The cotton products business consists of the manufacture and distribution of pharmaceutical coil, cotton swabs, cosmetic puffs, rounds and squares, cotton balls and cotton rolls.

            The primary terms of the transaction include purchase consideration of $10,000,000, subject to adjustment for equip-ment and inventory values. Of this amount, $8,500,000 will be paid at the closing and the remaining $1,500,000 will be depos-ited in escrow. AWCI will also enter into a supply agreement for up to nine months under which it will manufacture cotton products for Megas, utilizing equipment sold to Megas, in order to allow a smooth transition for customers of both companies.
The closing of the transaction is subject, among other things, to Bankruptcy Court approval and certain other customary condi-tions, and is expected to be completed in approximately four to six weeks.

            The net proceeds received by AWCI will be paid to secured creditors holding liens on the assets sold to Megas in satisfaction of a portion of the Company's outstanding obliga-tions. The proposed sale to Megas is expected to facilitate the Company's efforts to successfully reorganize in its pending Chapter 11 case.

            The divestiture of the cotton products business is intended to allow AWCI to focus on its core first aid business, which includes adhesive bandages, medical tapes, sterile ban-dages, operating room sponges, esmark bandages and other first aid related products. The Company also sells adhesive bandages under its own national brands, including Looney Tunes(TM) (mar-keted under license from the Warner Bros. Division of Time Warner Entertainment Company L.P.) and STAT-STRIP(R) (easy open-ing bandages).